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Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of
Crosstex Energy, Inc.:

        We consent to the use of our reports dated March 1, 2013, with respect to the consolidated balance sheets and the related financial statement schedule of Crosstex Energy, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity, and cash flows, and the related financial statement schedule, for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP
Dallas, Texas February 3, 2014

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  Exhibit 23.3
Consent of Independent Registered Public Accounting Firm